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                                                                      EXHIBIT 11


TIDEWATER INC.
COMPUTATION OF EARNINGS AND SHARES USED IN ARRIVING AT
PRIMARY AND FULLY-DILUTED EARNINGS PER SHARE FOR THE
QUARTER AND SIX-MONTH PERIOD ENDED SEPTEMBER 30, 1997




                                                    Quarter Ended                       Six Months Ended
                                                  September 30, 1997                    September 30, 1997
                                                  ------------------                    ------------------
Net earnings (in thousands)                         $      64,329                        $       115,090
                                                    =============                        ===============

Computation of weighted
average number of shares
outstanding:
------------------------

       Issued:  60,750,014 shares

       Weighted average shares
       outstanding                                     60,472,906                             60,412,061

       Plus incremental shares
             applicable to stock
             options                                      615,871                                599,336
                                                    -------------                        ---------------

       Weighted average common
       shares and equivalents                          61,088,777                             61,011,397
                                                    =============                        ===============

       Primary and fully diluted
       earnings per common share                    $        1.05                        $          1.88
                                                    =============                        ===============